Exhibit (i)

                      [DECHERT PRICE & RHOADS LETTERHEAD]

                                 August 7, 1998

Northstar Equity Trust
300 First Stamford Place
Stamford, CT 06902

Ladies and Gentlemen:

     As counsel to the Northstar Equity Trust, and its series, the Northstar Mid-Cap Growth Fund (the "Fund"), we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of beneficial interest under the Securities Act of 1933 (File No. 333-56881) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     On the basis of the foregoing, we are of the opinion that the shares of beneficial interest of the Fund being registered under the Securities Act of 1933 in Pre-Effective Amendment No. 2 to the Registration Statement will be legally and validly issued, fully paid and non-assessable by the Fund.

     We hereby consent to the filing of this opinion with and as part of Pre-Effective Amendment No. 2 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Dechert Price & Rhoads
                                       __________________________
                                       Dechert Price & Rhoads